Exhibit 99.2

FOR IMMEDIATE RELEASE

October 11, 2005

Robert J. O’Toole to Retire as A. O. Smith CEO;

Paul W. Jones named as successor

Milwaukee, WI - A. O. Smith Corporation (AOS-NYSE) announced today that Robert J. O’Toole has decided to retire as chairman and chief executive officer at the end of the year, capping a career of more than 42 years with the company. O’Toole has been chairman and chief executive officer of the Milwaukee-based manufacturer since 1992. After his retirement, O’Toole will continue to serve on the A. O. Smith Board of Directors.

The board also announced that Paul W. Jones will be his successor as chairman and chief executive officer. Jones is currently president and chief operating officer for A. O. Smith Corporation.

O’Toole joined A. O. Smith in 1963 as a financial analyst in Milwaukee and moved through various corporate and division-level positions in the U.S. and Europe. In 1979, he was promoted to corporate vice president and general manager for the Electrical Motors Division, and was promoted to president of A. O. Smith Corporation in 1986. In 1989, he was promoted to chief executive officer and was elected chairman in April 1992.

“Bob’s leadership throughout the years has been instrumental to A. O. Smith’s success,” said Ronald D. Brown, lead director for A. O. Smith Corporation. “He played the leading role in establishing the two operating platforms which A. O. Smith has in place today. He has also been the driving force in establishing A. O. Smith’s global manufacturing presence throughout the world.”

“Bob will remain on the board following his retirement,” Brown said. “His knowledge, skills, and wealth of experience will be of great value to the board and the company going forward. We are delighted that we have found an extremely qualified successor in Paul Jones. Paul’s track record shows he has the vision, determination, and business sense to continue future success for A. O. Smith and its shareholders. He has also demonstrated his dedication to the A. O. Smith values that have been so important to the company over the years.”

Jones joined A. O. Smith in January 2004 as president and chief operating officer. Prior to joining A. O. Smith, Jones served as chairman and chief executive officer of U S Can Company, Inc., a leading provider of containers for personal care, household, industrial, and specialty products in North and South America and Europe. Prior to U S Can, Jones served as president and CEO of Greenfield Industries, Inc., a global leader in the manufacture and sale of cutting tools and other material removable products and a major supplier to the retail distribution channel. The first 18 years of Jones’ career were spent with General Electric Company, holding positions in general management, sales, and manufacturing for several of G.E.’s businesses, including Power Systems, Plastics, and Transportation Systems.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is one of North America’s largest manufacturers of electric motors, with a comprehensive line of hermetic motors, fractional horsepower alternating current (AC) and direct current (DC) motors, and integral horsepower motors, as well as one of North America’s largest manufacturers of residential and commercial water heating equipment. The company employs approximately 16,500 people worldwide.